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                                                                     EXHIBIT 1.1


The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                              [CHINA MOBILE LOGO]
                        CHINA MOBILE (HONG KONG) LIMITED
(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

                                  ANNOUNCEMENT

                                INTEREST RATES OF
                RENMINBI 3 BILLION FIVE-YEAR GUARANTEED BONDS AND
               RENMINBI 5 BILLION FIFTEEN-YEAR GUARANTEED BONDS BY
                 GUANGDONG MOBILE COMMUNICATION COMPANY LIMITED
          A WHOLLY-OWNED SUBSIDIARY OF CHINA MOBILE (HONG KONG) LIMITED

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The Board of Directors of China Mobile (Hong Kong) Limited announces that the coupon rates (annual interest rates) of RMB3 billion five-year guaranteed bonds (equivalent to approximately HK$2.83 billion) and RMB5 billion fifteen-year guaranteed bonds (equivalent to approximately HK$4.72 billion) to be issued in Mainland China by Guangdong Mobile Communication Company Limited, a wholly-owned operating subsidiary of the Company, have been fixed at 3.5% and 4.5% respectively. The coupon rates of the Bonds were agreed between the Issuer and the Lead Underwriters, after taking into account the book-building results, and approved by the relevant regulatory authorities of the People's Republic of China. The coupon rates will remain unchanged throughout the terms of the Bonds. The Board is of the view that the issuance of fixed interest rate bonds denominated in Renminbi will enable the Group to fix the interest rate payable on a portion of its total debt, thereby effectively reducing the risk of future interest rate fluctuations.
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INTEREST RATES OF THE BONDS

Reference is made to the announcement (the "Announcement") dated 8 October 2002 issued by China Mobile (Hong Kong) Limited (the "Company", together with its subsidiaries, the "Group") in connection with the issuance of RMB3 billion five-year guaranteed bonds (equivalent to approximately HK$2.83 billion) (the "Five-Year Bonds") and RMB5 billion fifteen-year guaranteed bonds (equivalent to approximately HK$4.72 billion) (the "Fifteen-Year Bonds", together with the "Five-year Bonds", the "Bonds") in Mainland China by Guangdong Mobile Communication Company Limited (the "Issuer"), a wholly-owned operating subsidiary of the Company.

As stated in the Announcement, the coupon rates (annual interest rates) of the Bonds were to be agreed between the Issuer and China International Capital Corporation Limited and CITIC Securities Co., Ltd., as the Lead Underwriters for the Bond issue, after taking into account the book-building results, and confirmed following receipt of approval from the relevant regulatory authorities. The Board of Directors of the Company wishes to announce that the coupon rates have been approved by the relevant Chinese regulatory authorities. The coupon rate of the Five-year Bonds was fixed at 3.5% and that of the Fifteen-year Bonds at 4.5%. The coupon rates will remain unchanged throughout the terms of the Bonds.

As stated in the Announcement, the entire net proceeds from the issuance of the Bonds will be used to satisfy a portion of the US$2,800 million (equivalent to approximately HK$21,838 million) deferred consideration for the acquisition of the entire interest in the mobile communications companies in the eight provinces and municipalities of Anhui and others (the "Acquisition") completed on 1 July 2002, as previously announced by the Company on 16 May 2002. The Board is of the view that the issuance of fixed interest rate bonds denominated in Renminbi will enable the Group to fix the interest rate payable on a portion of its total debt, thereby effectively reducing the risk of future interest rate fluctuations.

In the meantime, investors are strongly advised to exercise caution in dealing in the securities of the Company.

For your easy reference, the exchange rate between Renminbi and Hong Kong Dollar provided in this announcement is: RMB1.06 = HK$1.00; the exchange rate between US Dollar and Hong Kong Dollar provided in this announcement is: US$1.00 = HK$7.7993. The provisions of such exchange rates do not mean that Hong Kong Dollars could be converted into Renminbi or US Dollars based on such exchange rates.

                              By Order of the Board
                        CHINA MOBILE (HONG KONG) LIMITED
                                  WANG XIAOCHU
                                    Chairman

Hong Kong, 24 October 2002